MEDTOX® Scientific, Inc.
Second Quarter Conference Call
JULY 15, 2004

Kevin Wiersma:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our second quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we also want to thank those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this point I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun:

Thank you, Kevin. I have a few comments on the quarter before Kevin addresses specific numbers and we entertain questions. In our year-end conference call, we told you that we believed that MEDTOX was well positioned in its markets and we anticipated positive results for 2004. We also told you that our primary focus in 2004 would be to maximize operating income, increase operating cash flow and continue to improve our balance sheet. The numbers we reported earlier this morning for the second quarter are consistent with these objectives.

The solid operating base which we established in 2003 with our LEAN projects, staff reductions and expense control measures, plus the continuation of LEAN and Six Sigma™ initiatives in 2004, along with strong new account activity, contributed positively to improved margins and operating results in the second quarter of 2004.

Results from our Laboratory Drugs-of-Abuse business had been flat for three years ending December 2003. New sales during that time frame largely replaced the reduced sample volumes from existing clients resulting from the sluggish labor markets and economic conditions. In the first and second quarters of 2004, we experienced our largest quarter over quarter increases in sample volume in three years. Approximately 80% of the second quarter incremental increase in revenue of $1.4 million in Laboratory Services was attributable to samples sent to us by new clients and 20% from pre-existing clients. This increase in samples and sales volume was complimented by a Laboratory Services gross margin improvement to 39% from 33% in second quarter of 2003.

Our Diagnostic Division enjoyed 16% revenue growth year over year with gross margin improving to 61% from 56% in the prior year second quarter. On a consolidated basis MEDTOX achieved its first $15.0 million revenue quarter.

During the second half of 2004 it continues to be our objective to seek further improvement in operating margins, while gaining market share and increasing our sample and diagnostic device sales volumes. Kevin …

Kevin Wiersma:

Thank you, Dick. Before the market opened this morning, we issued our news release covering the results for the second quarter.

Here are the highlights:

We experienced top line growth of 14.5% in the quarter.

In our Lab business, revenues were $11.5 million, up 14% from last year. Our revenues from workplace and occupational health clients grew a solid 16% and revenues from our Specialty Laboratory Services were up 10%.

Revenues in our POC diagnostic business were $3.6 million, up 16% from last year. Sales of our PROFILE ®-II products remain strong and increased 46%. In our VERDICT®-II product line, sales to government clients were down 15%, but improving from the 23% quarter over quarter decline we saw in the first quarter.

Our overall gross margin was 44% in the quarter, up from 39% last year.

Our lab business operated at a 39% margin, up from last year’s 33%. We continue to see improvements in operating efficiencies realized from our LEAN projects.

In our POC diagnostic business, we operated at a 61% margin, up from last years 56%. As we continue to benefit from the impact of fixed type costs on increased production levels.

Total operating expenses were 34% in the quarter, down from 37% last year.

In terms of the balance sheet, accounts receivable is up from year-end due to strong second quarter sales. As we continue our focus on increased collection efforts, we improved our days sales outstanding to 57 days in the quarter compared to 64 days last year.

Our cash flow provided by operating activities increased to $3.7 million for the year from $1.3 million last year.

That completes my overview of the financials, Dick …

Dick Braun:

We’d now be pleased to take any questions that you may have.

Fred Milligan, Sanders Morris Harris:

Hey guys that was a pretty good quarter. Now if the Twins can win that would be great for you guys. Pricing, how is that going? Are you getting better pricing?

Dick Braun:

Fred, that is a pretty broad question in terms of all of our product lines. Just focus on two areas to try to answer the larger product line is the drugs-of-abuse in the lab and then secondarily the $3.6 million in diagnostics. Pricing is stable and I think the more relevant question is that you have to look at our gross margins, and their improving, so our discipline and our model with which we quote new business on and the pricing is very sound.

Fred Milligan, Sanders Morris Harris:

Gross margins, I would imagine being affected by the LEAN program.

Dick Braun:

Yeah, but they are also affected by maintaining pricing discipline.

Fred Milligan, Sanders Morris Harris:

O.K.

Shai Gerson, Corsair Capital Management:

Hi, good morning. Can you tell us what CAPEX has been through the first six months and if you’ve taken out any debt in the second quarter?

Kevin Wiersma:

Sure.  CAPEX for the first six months has been about $2.6 million and in the quarter our pay down in debt was $1,050,000.

George Sutton, Craig Hallum:

Hi guys, great job on the quarter. The LEAN initiatives have been very effective, but if memory serves, that was only, or the focus there was on the lab side. Can you just give me a sense on the diagnostics side? Any timeline for implementation there?

Kevin Wiersma:

Sure, we started some LEAN projects in the diagnostics side I think as we had mentioned in the first quarter. Two of those projects were initiated late in the second quarter and we expect to see some results from those in the third quarter.

George Sutton, Craig Hallum:

O.K., and then relevant to the initiatives thus far, are they still relatively significant in your mind?

Kevin Wiersma:

I think we’re seeing some good results from them. One of the main benefits we saw in the laboratory services side was a reduction in personnel. There’s fewer personnel in the diagnostics side to start with so the results would probably be somewhat mitigated relative to that point, but we expect to see some good improvements.

George Sutton, Craig Hallum:

O.K.  and lastly, Kroll recently was acquired by Marsh & McLennan as you know. I’m just curious what kind of an impact that might have, I would assume positively on your business. It was a small part of Kroll. It’s even a smaller part of Marsh & McLennan, but just any sense that you have there would be helpful.

Jim Schoonover:

Yeah, this is Jim Schoonover. We from a competitive prospective, Kroll is certainly one of the groups we see on the drugs-of-abuse side, but frankly, their not one of the top groups that we compete with. I think they focused quite a bit in the last few years on the background investigation business that is more their core business. So we don’t believe this will have a material affect one way or the other on us.

George Sutton, Craig Hallum:

O.K., thanks guys.

Dick Braun:

I’d like to respond also, a little different approach to your question about the LEAN, just to point something out. We’ve enjoyed some nice successes in the laboratory segment. We should clarify that the laboratory segment as we general talk about it is the drugs-of-abuse plus the specialty. And the difference is about 65% of that revenue is drugs-of-abuse and 35% is the specialty lab, or clinical lab. And we actually haven’t applied any LEAN projects to the clinical lab yet. That will be starting later this year, so there is still some upside on that aspect.

George Sutton, Craig Hallum:

Great, thanks.

Vishal Saluja, JW Seligman:

Hi, thanks for taking my call. Can you give some more color on new clients coming into the lab services area? You mentioned that that’s been a focus for you maybe you can qualitatively give us some sense of how you have done on that in the first half and then what can we expect for your target gross margins in the business. Can you give a sense of what is attainable on the lab services side for gross margins?

Dick Braun:

Hi, this is Dick Braun and I will take a shot at answering your question there. With regards to quantifying new business in the laboratory segment, revenues increase $1.4 million year over year and 80% of those revenues came from new clients. With regards to target gross margins, we don’t give guidance.

Shai Gerson, Corsair Capital Management:

Being almost a month into the third quarter, can you comment on what you’re seeing so far in the third quarter versus the second quarter? That’s my first question and second of all if you can just talk a little about competition and what you are seeing, what’s changed. And my third question is just how much of the second quarter was driven by seasonality and how much do you think was just driven by things just generally improving?

Dick Braun:

I’ll take the first one, what was the first one again?

Shai Gerson, Corsair Capital Management:

The first one was just about being a month into the third quarter and your comments on how things are going vs. the second quarter.

Dick Braun:

Our comments on the third quarter will come at end of third quarter and I don’t think there is anything relevant to say at this point, and I think Jim can maybe take a shot at the others.

Jim Schoonover:

Yeah, in terms of competition I think for a number of, for a couple of years now, we have been successful in obtaining new clients from competitor companies and we certainly continue to see that trend. We believe we have a good combination of opportunities both in the drug testing business, where we could offer lab services as well as diagnostic products and we remain the only SAMHSA certified lab that does that, and we’ve won a number of clients as a result of that. We continue to strengthen some key partnerships with groups that represent, third party administrators and people of that nature, that represent opportunities for us. And we continue to strengthen our clinical business. We’ve chosen a number of niche markets. We’ve put sales plans together to target those markets successfully and we’re seeing results from that. So there’s no fundamental change in the landscape. The only thing I would comment about that is there was a question earlier about pricing and we really do believe pricing is starting to firm up. You are starting to get companies exiting the business over the last couple of years and you’re starting to see the impact of that and we believe that will be beneficial to us in the future.

Shai Gerson, Corsair Capital Management:

I don’t know if you look at things this way, but can you comment on what you believe your win rate was in new business this quarter that you bid on or that you competitively bid on?

Jim Schoonover:

That’s a hard question to answer because our sales model, we rate our prospects sort of on an A, B and C basis and we know what our win rate is related to our A prospects, but it’s hard to comment on what that would be sort of across the whole landscape.

Shai Gerson, Corsair Capital Management:

O.K., fair enough.

Jon Evans, Coker & Palmer:

Can you talk just a little bit about the seasonality or the normal seasonality in the business? Obviously the second quarter was much better than the first. Can you just give us a sense of what is the normal seasonality here?

Kevin Wiersma:

Sure Jon, if you take a look at the normal seasonality, first and fourth quarters are generally softer. Second and third quarters are generally fairly comparable. And mainly that’s due to seasonality relative to the work-place drugs-of-abuse testing and hiring cycles in industries.

Jon Evans, Coker & Palmer:

And then can you also talk a little bit about the free cash flow that you have and I guess what we should expect that you would do with the free cash flow because it seems like if you keep up these results you’ll obviously have some nice free cash flow.

Kevin Wiersma:

The number we put out there is our operating cash flow, Jon. And really if you take a look at that, we’ve had $2.6 million of capital expenditures for the year and we’ve paid down debt to well over $1 million so that’s pretty much where that’s going.

Jon Evans, Coker & Palmer:

Gotcha and then lastly can you talk a little bit about acquisitions? Is that a way that you feel like you can grow the business now or ......?

Dick Braun:

This is Dick Braun and I’ll answer that. We actually have made, over the last three to five years, some small acquisitions and we continue to look for acquisitions and we continue to be shown opportunities, and I guess I would put it in terms of we’ll be opportunistic. And we’re not necessarily looking to that as the main growth vehicle. Our main growth we want to be organic and just from executing well in the business, but clearly if we find some opportunities where we could buy, especially product lines or businesses that we could fold into either our laboratory here or our manufacturing facility in North Carolina. Both of the operating businesses, I think from an execution and performance standpoint, we’re better served by operating just out of two locations. We don’t really want to own multiply locations. So, that’s sort of our view on acquisitions.

Jon Evans, Coker & Palmer:

O.K., great. Thank you.

Dick Braun:

I would like to thank all of you for joining us and we look forward to talking to you again when we announce our third quarter earnings. Thank you.